Term Sheet No. K131
To the Underlying Supplement dated June 24, 2010,
Product Supplement No. AK-I dated November 25, 2009,
Prospectus Supplement dated March 25, 2009 and
Prospectus dated March 25, 2009
Filed Pursuant to Rule 433 Registration Statement No. 333-158199-10 October 6, 2010
$ Buffered Accelerated Return Equity Securities due November 1, 2013 Linked to the SPDR® Gold Trust
General
•
The securities are designed for investors who seek a leveraged return linked to the appreciation of the SPDR Gold Trust, subject to the Underlying Return Cap, which is expected to be between 35% and 40% (to be determined on the Trade Date). Investors should be willing to forgo interest payments and, if the Underlying declines by more than 15%, be willing to lose up to 85% of their investment. Any payment at maturity is subject to our ability to pay our obligations as they become due.

•	Senior unsecured obligations of Credit Suisse AG, acting through its Nassau Branch, maturing November 1, 2013†.

•	Minimum purchase of $1,000. Minimum denominations of $1,000 and integral multiples in excess thereof.

•
The securities are expected to price on or about October 29, 2010 (the “Trade Date”) and are expected to settle on or about November 3, 2010. Delivery of the securities in book-entry form only will be made through The Depository Trust Company.

Key Terms
Issuer:	Credit Suisse AG (“Credit Suisse”), acting through its Nassau Branch
Underlying:
The SPDR Gold Trust. The Underlying is reported by Bloomberg under the ticker symbol “GLD UP.” For more information on the Underlying, see “The Funds–The SPDR® Funds–The SPDR® Gold Trust” in the accompanying underlying supplement.

Upside Participation Rate:	150%
Redemption Amount:
At maturity, you will be entitled to receive a Redemption Amount in cash that will equal the principal amount of the securities you hold multiplied by the sum of 1 plus the Underlying Return, calculated as set forth below. Any payment at maturity is subject to our ability to pay our obligations as they become due.

Underlying Return:	•	If the Final Level is greater than or equal to the Initial Level, the Underlying Return will be the lesser of (i) the Underlying Return Cap and (ii) an amount calculated as follows:
		Upside Participation Rate ×	Final Level – Initial Level Initial Level
•	If the Final Level is less than the Initial Level by not more than 15%, the Underlying Return will equal zero and the Redemption Amount will equal the principal amount of the securities.
•	If the Final Level is less than the Initial Level by more than 15%, the Underlying Return will be calculated as follows:
	Final Level – Initial Level Initial Level	+ 15%

If the Final Level is less than the Initial Level by more than 15%, the Underlying Return will be negative and you will receive less than the principal amount of your securities at maturity. You could lose up to $850 per $1,000 principal amount.

Underlying Return Cap:	Expected to be between 35% and 40% (to be determined on the Trade Date).
Buffer Amount:	15%
Initial Level:*	The closing level of the Underlying on the Trade Date.
Final Level:	The closing level of the Underlying on the Valuation Date.
Valuation Date†:	October 29, 2013
Maturity Date†:	November 1, 2013
Listing:	The securities will not be listed on any securities exchange.
CUSIP:	22546EZA5
*  In the event that the closing level for the Underlying is not available on the Trade Date, the Initial Level for the Underlying will be determined on the immediately following trading day on which a closing level is available.

† The Valuation Date is subject to postponement if such date is not an underlying business day or as a result of a market disruption event and the Maturity Date is subject to postponement if such date is not a business day or if the Valuation Date is postponed, in each case as described in the accompanying product supplement under "Description of the Securities--Market Disruption Events.”

Investing in the securities involves a number of risks. See “Selected Risk Considerations” beginning on page 4 of this term sheet and “Risk Factors” beginning on page PS-3 of the accompanying product supplement.

Credit Suisse has filed a registration statement (including a prospectus) with the Securities and Exchange Commission, or SEC, for the offering to which this term sheet relates. Before you invest, you should read the prospectus in that registration statement and the other documents relating to this offering that Credit Suisse has filed with the SEC for more complete information about Credit Suisse and this offering. You may obtain these documents without cost by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, Credit Suisse or any agent or any dealer participating in this offering will arrange to send you the term sheet, underlying supplement, product supplement, prospectus supplement and prospectus if you so request by calling 1-800-221-1037.

You may revoke your offer to purchase the securities at any time prior to the time at which we accept such offer on the date the securities are priced. We reserve the right to change the terms of, or reject any offer to purchase the securities prior to their issuance. In the event of any changes to the terms of the securities, we will notify you and you will be asked to accept such changes in connection with your purchase. You may also choose to reject such changes in which case we may reject your offer to purchase.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the securities or passed upon the accuracy or the adequacy of this term sheet or the accompanying underlying supplement, the product supplement, the prospectus supplement and the prospectus. Any representation to the contrary is a criminal offense.

	Price to Public	Underwriting Discounts and Commissions(1)	Proceeds to Issuer
Per security	$1,000.00	$	$
Total	$	$	$

(1) An affiliate of ours may pay referral fees of up to $5.00 per $1,000 principal amount of securities in connection with the distribution of the securities. For more detailed information, please see “Supplemental Plan of Distribution (Conflicts of Interest)” on the last page of this term sheet.

The agent for this offering, Credit Suisse Securities (USA) LLC (“CSSU”), is our affiliate. For more information, see “Supplemental Plan of Distribution (Conflicts of Interest)” on the last page of this term sheet.

The securities are not deposit liabilities and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other governmental agency of the United States, Switzerland or any other jurisdiction.

Credit Suisse
October 6, 2010

Additional Terms Specific to the Securities

You should read this term sheet together with the underlying supplement dated June 24, 2010, the product supplement dated November 25, 2009, the prospectus supplement dated March 25, 2009 and the prospectus dated March 25, 2009, relating to our Medium-Term Notes of which these securities are a part. You may access these documents on the SEC website at www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC website):

•	Underlying supplement dated June 24, 2010:

http://www.sec.gov/Archives/edgar/data/1053092/000104746910006110/a2199225z424b2.htm

•	Product supplement No. AK-I dated November 25, 2009:

http://www.sec.gov/Archives/edgar/data/1053092/000104746909010427/a2195638z424b2.htm

•	Prospectus supplement dated March 25, 2009:

http://www.sec.gov/Archives/edgar/data/1053092/000104746909003093/a2191799z424b2.htm

•	Prospectus dated March 25, 2009:

http://www.sec.gov/Archives/edgar/data/1053092/000104746909003289/a2191966z424b2.htm

Our Central Index Key, or CIK, on the SEC website is 1053092. As used in this term sheet, the “Company,” “we,” “us,” or “our” refers to Credit Suisse.

This term sheet, together with the documents listed above, contain the terms of the securities and supersede all other prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, fact sheets, correspondence, trade ideas, structures for implementation, sample structures, brochures or other educational materials of ours. You should carefully consider, among other things, the matters set forth in “Selected Risk Considerations” in this term sheet and “Risk Factors” in the accompanying product supplement, as the securities involve risks not associated with conventional debt securities. You should consult your investment, legal, tax, accounting and other advisors before deciding to invest in the securities.

Hypothetical Redemption Amounts at Maturity

The table and scenarios below illustrate hypothetical Redemption Amounts per $1,000 principal amount of securities for a range of hypothetical scenarios assuming an Initial Level of 130, an Upside Participation Rate of 150% and an Underlying Return Cap of 37.50% (the midpoint of the expected range set forth on the cover page of this term sheet). The actual Initial Level, Upside Participation Rate and Underlying Return Cap will be determined on the Trade Date. The hypothetical Redemption Amounts set forth below are for illustrative purposes only. The actual Redemption Amount applicable to a purchaser of the securities will be based on the Final Level determined on the Valuation Date. Any payment at maturity is subject to our ability to pay our obligations as they become due. The numbers appearing in the table and scenarios below have been rounded for ease of analysis.

Final Level	Percentage Change in Underlying Level	Underlying Return	Redemption Amount
260.00	100.00%	37.50%	$1,375.00
227.50	75.00%	37.50%	$1,375.00
195.00	50.00%	37.50%	$1,375.00
182.00	40.00%	37.50%	$1,375.00
169.00	30.00%	37.50%	$1,375.00
162.50	25.00%	37.50%	$1,375.00
156.00	20.00%	30.00%	$1,300.00
149.50	15.00%	22.50%	$1,225.00
143.00	10.00%	15.00%	$1,150.00
136.50	5.00%	7.50%	$1,075.00
133.25	2.50%	3.75%	$1,037.50
131.30	1.00%	1.50%	$1,015.00
130.00	0.00%	0.00%	$1,000.00
123.50	−5.00%	0.00%	$1,000.00
117.00	−10.00%	0.00%	$1,000.00
110.50	−15.00%	0.00%	$1,000.00
104.00	−20.00%	−5.00%	$950.00
91.00	−30.00%	−15.00%	$850.00
78.00	−40.00%	−25.00%	$750.00
65.00	−50.00%	−35.00%	$650.00
52.00	−60.00%	−45.00%	$550.00
39.00	−70.00%	−55.00%	$450.00
26.00	−80.00%	−65.00%	$350.00
13.00	−90.00%	−75.00%	$250.00
0.00	−100.00%	−85.00%	$150.00

The following scenarios illustrate how the Redemption Amount is calculated.

Scenario 1:

Scenario 1 assumes the Final Level is 169, an increase of 30% from the Initial Level. The determination of the Redemption Amount when the Final Level is greater than the Initial Level is as follows:

Underlying Return	=	the lesser of (i) the Underlying Return Cap and (ii) Upside Participation Rate × [(Final Level - Initial Level) / Initial Level]
	=	the lesser of (i) the Underlying Return Cap and (ii) 150% × [(169 - 130) / 130]
	=	the lesser of (i) 37.50% and (ii) 45%
	=	37.50%
Redemption Amount	=	Principal × (1 + Underlying Return)
	=	$1,000 × 1.375
	=	$1,375

In this scenario, at maturity you would be entitled to receive a Redemption Amount equal to $1,375 per $1,000 principal amount of securities based on a leveraged return linked to the appreciation in the level of the Underlying, subject to the Underlying Return Cap.

Scenario 2:

Scenario 2 assumes the Final Level is 133.25, an increase of 2.50% from the Initial Level. The determination of the Redemption Amount when the Final Level is greater than the Initial Level is as follows:

Underlying Return	=	the lesser of (i) the Underlying Return Cap and (ii) Upside Participation Rate × [(Final Level - Initial Level) / Initial Level]
	=	the lesser of (i) the Underlying Return Cap and (ii) 150% × [(133.25 - 130) / 130]
	=	the lesser of (i) 37.50% and (ii) 3.75%
	=	3.75%
Redemption Amount	=	Principal × (1 + Underlying Return)
	=	$1,000 × 1.0375
	=	$1,037.50

In this scenario, at maturity you would be entitled to receive a Redemption Amount equal to $1,037.50 per $1,000 principal amount of securities based on a leveraged return linked to the appreciation in the level of the Underlying.

Scenario 3:

Scenario 3 assumes the Final Level is 130, equal to the Initial Level. Because the Final Level is equal to the Initial Level, at maturity you would be entitled to receive a Redemption Amount equal to $1,000 per $1,000 principal amount of securities.

Scenario 4:

Scenario 4 assumes the Final Level is 123.50, a decrease of 5% from the Initial Level. Because the Final Level is less than the Initial Level by not more than 15%, at maturity you would be entitled to receive a Redemption Amount equal to $1,000 per $1,000 principal amount of securities.

Scenario 5:

Scenario 5 assumes the Final Level is 104, a decrease of 20% from the Initial Level. The determination of the Redemption Amount when the Final Level is less than the Initial Level by more than 15% is as follows:

Underlying Return	=	[(Final Level - Initial Level) / Initial Level] + Buffer Amount
	=	[(104 - 130) / 130] + 15%
	=	−5%
Redemption Amount	=	Principal × (1 + Underlying Return)
	=	$1,000 × 0.95
	=	$950

In this scenario, at maturity you would be entitled to receive a Redemption Amount equal to $950 per $1,000 principal amount of securities because the Final Level is less than the Initial Level by more than the Buffer Amount and you will participate in any depreciation in the level of the Underlying beyond the Buffer Amount.

Selected Risk Considerations

An investment in the securities involves significant risks. Investing in the securities is not equivalent to investing directly in the Underlying. These risks are explained in more detail in the “Risk Factors” section of the accompanying product supplement.

•
YOUR INVESTMENT IN THE SECURITIES MAY RESULT IN A LOSS – The securities do not guarantee any return of your principal amount in excess of $150 per $1,000 principal amount. You could lose up to $850 per $1,000 principal amount of securities. If the Final Level is less than the Initial Level by more than 15%, you will lose 1% of your principal for each 1% decline in the Final Level as compared to the Initial Level beyond the Buffer Amount. Any payment at maturity is subject to our ability to pay our obligations as they become due.

•
THE SECURITIES ARE SUBJECT TO THE CREDIT RISK OF CREDIT SUISSE – Although the return on the securities will be based on the performance of the Underlying, the payment of any amount due on the securities is subject to the credit risk of Credit Suisse. Investors are dependant on our ability to pay all amounts due on the securities, and therefore, investors are subject to our credit risk. In addition, any decline in our credit ratings, any adverse changes in the market’s view of our creditworthiness or any increase in our credit spreads is likely to adversely affect the value of the securities prior to maturity.

•
CAPPED APPRECIATION POTENTIAL – If the Final Level is greater than the Initial Level, for each $1,000 principal amount of securities, you will be entitled to receive at maturity $1,000 multiplied by the sum of 1 plus the Underlying Return, subject to the Underlying Return Cap. The Underlying Return will not exceed the Underlying Return Cap, which is expected to be between 35% and 40% (to be determined on the Trade Date), regardless of the appreciation in the level of the Underlying, which may be significant. Accordingly, the maximum Redemption Amount of the securities at maturity is expected to be between $1,350 and $1,400 per $1,000 principal amount of securities.

•
THERE ARE RISKS ASSOCIATED WITH THE UNDERLYING – Although shares of the Underlying are listed for trading on the NYSE Arca, Inc. (“NYSE Arca”) and a number of similar products have been traded on various national securities exchanges for varying periods of time, there is no assurance that an active trading market will continue for the shares of the Underlying or that there will be liquidity in the trading market. The Underlying is subject to management risk, which is the risk that the Underlying’s investment strategy, the implementation of which is subject to a number of constraints, may not produce the intended results. Pursuant to the Underlying’s investment strategy or otherwise, the investment advisor for the Underlying may add, delete or substitute the components held by the Underlying it advises. Any of these actions could affect the price of the shares of the Underlying and consequently the value of the securities.

•
THE VALUE OF THE UNDERLYING IS NOT NECESSARILY REPRESENTATIVE OF THE PRICE OF GOLD – The performance of the Underlying may not fully replicate the performance of the price of gold due to the fees and expenses charged by the Underlying or by restrictions on access to gold or due to other circumstances. The Underlying does not generate any income and as the Underlying regularly sells gold to pay for its ongoing expenses, the amount of gold represented by the Underlying has gradually declined over time. The Underlying sells gold to pay expenses on an ongoing basis irrespective of whether the trading price of the Underlying rises or falls in response to changes in the price of gold. The sale of the Underlying’s gold to pay expenses at a time of low gold prices could adversely affect the value of the Underlying. Additionally, there is a risk that part or all of the Underlying’s gold could be lost, damaged or stolen due to war, terrorism, theft, natural disaster or otherwise.

•
THERE ARE RISKS IN SECURITIES RELATING TO COMMODITIES TRADING ON THE LONDON BULLION MARKET ASSOCIATION – The value of the Underlying is closely related to the price of gold. Gold is traded on the London Bullion Market Association (“LBMA”). The LBMA is a self-regulated association of bullion market participants. Although all market-making members of the LBMA are supervised by the Bank of England and are required to satisfy a capital adequacy test, the LBMA itself is not a regulated entity. If the LBMA should cease operations, or if bullion trading should become subject to a value added tax or other tax or any other form of regulation currently not in place, the role of LBMA price fixings as a global benchmark for the value of gold may be adversely affected. The LBMA is a principals’ market which operates in a manner more closely analogous to over-the-counter physical commodity markets than regulated futures markets, and certain features of U.S. futures contracts are not present in the context of LBMA trading. For example, there are no daily price limits on the LBMA, which would otherwise restrict fluctuations in the prices of commodities trading on the LBMA. In a declining market, it is possible that prices would continue to decline without limitation within a trading day or over a period of trading days.

•
THERE ARE RISKS ASSOCIATED WITH AN INVESTMENT CONCENTRATED IN A SINGLE COMMODITY – The Underlying is linked exclusively to the price of gold. An investment in securities linked to the performance of the Underlying lacks diversification and does not have the benefit of other offsetting components which may increase when other components are decreasing. The price of gold may not correlate to the price of commodities generally and may diverge significantly from the prices of commodities generally. Because the securities are linked to the price of a single commodity, they carry greater risk and may be more volatile than a security linked to the prices of multiple commodities or a broad based commodity index.

•
ANTI-DILUTION PROTECTION IS LIMITED – The calculation agent will make anti-dilution adjustments for certain events affecting the Underlying. However, an adjustment will not be required in response to all events that could affect the Underlying. If an event occurs that does not require the calculation agent to make an adjustment, the value of the securities may be materially and adversely affected. See “Description of the Securities—Anti-dilution adjustments for funds” in the accompanying product supplement.

•
CERTAIN BUILT-IN COSTS ARE LIKELY TO ADVERSELY AFFECT THE VALUE OF THE SECURITIES PRIOR TO MATURITY – While the payment at maturity described in this term sheet is based on the full principal amount of your securities, the original issue price of the securities includes the agent’s commission and the cost of hedging our obligations under the securities through one or more of our affiliates. As a result, the price, if any, at which Credit Suisse (or its affiliates), will be willing to purchase securities from you in secondary market transactions, if at all, will likely be lower than the original issue price, and any sale prior to the Maturity Date could result in a substantial loss to you. The securities are not designed to be short-term trading instruments. Accordingly, you should be able and willing to hold your securities to maturity.

•	NO INTEREST PAYMENTS – As a holder of the securities, you will not receive interest payments.

•
LACK OF LIQUIDITY – The securities will not be listed on any securities exchange. Credit Suisse (or its affiliates) intends to offer to purchase the securities in the secondary market but is not required to do so. Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the securities when you wish to do so. Because other dealers are not likely to make a secondary market for the securities, the price at which you may be able to trade your securities is likely to depend on the price, if any, at which Credit Suisse (or its affiliates) is willing to buy the securities. If you have to sell your securities prior to maturity, you may not be able to do so or you may have to sell them at a substantial loss.

•
POTENTIAL CONFLICTS – We and our affiliates play a variety of roles in connection with the issuance of the securities, including acting as calculation agent and hedging our obligations under the securities. In performing these duties, the economic interests of the calculation agent and other affiliates of ours are potentially adverse to your interests as an investor in the securities.

•
MANY ECONOMIC AND MARKET FACTORS WILL AFFECT THE VALUE OF THE SECURITIES – In addition to the level of the Underlying on any day, the value of the securities will be affected by a number of economic and market factors that may either offset or magnify each other, including:

o	the expected volatility of the Underlying;

o	the time to maturity of the securities;

o	interest and yield rates in the market generally;

o
global gold supply and demand, which is influenced by such factors as forward selling by gold producers, purchases made by gold producers to unwind gold hedge positions, central bank purchases and sales, and production and cost levels in major gold-producing countries such as South Africa, the United States and Australia;

o	the occurrence of certain events to the shares of the Underlying that may or may not require an anti-dilution adjustment;

o	investors’ expectations with respect to the rate of inflation;

o
geopolitical conditions and a variety of economic, financial, political, regulatory or judicial events that affect the price of gold which underlies the SPDR® Gold Trust or commodities markets generally and which may affect the trading price of the Underlying; and

o	our creditworthiness, including actual or anticipated downgrades in our credit ratings.

Some or all of these factors may influence the price that you will receive if you choose to sell your securities prior to maturity. The impact of any of the factors set forth above may enhance or offset some or all of any change resulting from another factor or factors.

Use of Proceeds and Hedging

We intend to use the proceeds of this offering for our general corporate purposes, which may include the refinancing of existing debt outside Switzerland. Some or all of the proceeds we receive from the sale of the securities may be used in connection with hedging our obligations under the securities through one or more of our affiliates. Such hedging or trading activities on or prior to the Trade Date and during the term of the securities (including on the Valuation Date) could adversely affect the value of the Underlying and, as a result, could decrease the amount you may receive on the securities at maturity. For further information, please refer to “Use of Proceeds and Hedging” in the accompanying product supplement.

The SPDR® Gold Trust

The SPDR Gold Trust is an investment trust formed on November 12, 2004 and sponsored by World Gold Trust Services, LLC. BNY Mellon Asset Servicing, a division of The Bank of New York Mellon, is the trustee, HSBC Bank USA, N.A. is the custodian and State Street Global Markets, LLC is the marketing agent for the SPDR Gold Trust. Information provided to or filed with the SEC by the SPDR Gold Trust pursuant to the Securities Act of 1933 and the Securities Exchange Act of 1934, as amended, can be located by reference to SEC file numbers 333-153150 and 001-32356, respectively, through the SEC’s website at http://www.sec.gov.

The SPDR Gold Trust seeks to mirror as closely as possible the price of gold bullion, before fees and expenses. The SPDR Gold Trust holds gold bars and issues shares in exchange for deposits of gold and distributes gold in connection with the redemption of shares. The shares of the SPDR Gold Trust are listed for trading on the NYSE Arca. Trading prices of the SPDR Gold Trust are reported by Bloomberg under the ticker symbol “GLD UP”. Please see “The Reference Funds—The SPDR® Funds” in the accompanying underlying supplement for more information.

Historical Information

The following graph sets forth the historical performance of the SPDR Gold Trust based on the closing price of one share of the Underlying from March 1, 2005 through October 4, 2010. The closing price of one share of the Underlying on October 4, 2010 was $128.46. We obtained the closing levels below from Bloomberg, without independent verification. We make no representation or warranty as to the accuracy or completeness of the information obtained from Bloomberg.

The historical levels of the Underlying should not be taken as an indication of future performance, and no assurance can be given as to the closing level of the Underlying on any trading day during the term of the securities, including on the Valuation Date. We cannot give you assurance that the performance of the Underlying will result in any return of your investment beyond the Buffer Amount. Any payment at maturity is subject to our ability to pay our obligations as they become due.

For further information on the SPDR Gold Trust, see “The Reference Funds—The SPDR Funds—The SPDR Gold Trust” in the accompanying underlying supplement.

Certain United States Federal Income Tax Considerations

The following discussion summarizes certain U.S. federal income tax consequences of owning and disposing of securities that may be relevant to holders of securities that acquire their securities from us as part of the original issuance of the securities. This discussion applies only to holders that hold their securities as capital assets within the meaning of the Internal Revenue Code of 1986, as amended (the “Code”). Further, this discussion does not address all of the U.S. federal income tax consequences that may be relevant to you in light of your individual circumstances or if you are subject to special rules, such as if you are:

•	a financial institution,

•	a mutual fund,

•	a tax-exempt organization,

•	a grantor trust,

•	certain U.S. expatriates,

•	an insurance company,

•	a dealer or trader in securities or foreign currencies,

•	a person (including traders in securities) using a mark-to-market method of accounting,

•	a person who holds securities as a hedge or as part of a straddle with another position, constructive sale, conversion transaction or other integrated transaction, or

•	an entity that is treated as a partnership for U.S. federal income tax purposes.

The discussion is based upon the Code, law, regulations, rulings and decisions, in each case, as available and in effect as of the date hereof, all of which are subject to change, possibly with retroactive effect. Tax consequences under state, local and foreign laws are not addressed herein. No ruling from the U.S. Internal Revenue Service (the “IRS”) has been or will be sought as to the U.S. federal income tax consequences of the ownership and disposition of securities, and the following discussion is not binding on the IRS.

You should consult your tax advisor as to the specific tax consequences to you of owning and disposing of securities, including the application of federal, state, local and foreign income and other tax laws based on your particular facts and circumstances.

IRS CIRCULAR 230 REQUIRES THAT WE INFORM YOU THAT ANY TAX STATEMENT HEREIN REGARDING ANY U.S. FEDERAL TAX IS NOT INTENDED OR WRITTEN TO BE USED, AND CANNOT BE USED, BY ANY TAXPAYER FOR THE PURPOSE OF AVOIDING ANY PENALTIES. ANY SUCH STATEMENT HEREIN WAS WRITTEN TO SUPPORT THE MARKETING OR PROMOTION OF THE TRANSACTION(S) OR MATTER(S) TO WHICH THE STATEMENT RELATES. A PROSPECTIVE INVESTOR (INCLUDING A TAX-EXEMPT INVESTOR) IN THE SECURITIES SHOULD CONSULT ITS OWN TAX ADVISOR IN DETERMINING THE TAX CONSEQUENCES OF AN INVESTMENT IN THE SECURITIES, INCLUDING THE APPLICATION OF STATE, LOCAL OR OTHER TAX LAWS AND THE POSSIBLE EFFECTS OF CHANGES IN FEDERAL OR OTHER TAX LAWS.

Characterization of the Securities

There are no regulations, published rulings, or judicial decisions addressing the characterization for U.S. federal income tax purposes of securities with terms that are substantially the same as those of your securities. Thus, we intend to treat the securities, for U.S. federal income tax purposes, as a prepaid financial contract, with respect to the Underlying that is eligible for open transaction treatment. In the absence of an administrative or judicial ruling to the contrary, we and, by acceptance of the securities, you, agree to treat your securities for all tax purposes in accordance with such characterization. In light of the fact that we agree to treat the securities as a prepaid financial contract, the balance of this discussion assumes that the securities will be so treated.

You should be aware that the characterization of the securities as described above is not certain, nor is it binding on the IRS or the courts. Thus, it is possible that the IRS would seek to characterize your securities in a manner that results in tax consequences to you that are different from those described above. For example, the IRS might assert that the securities constitute debt instruments that are “contingent payment debt instruments” that are subject to special tax rules under the applicable Treasury regulations governing the recognition of income over the term of your securities. If the securities were to be treated as contingent payment debt instruments and they had term of more than one year, you would be required to include in income on an economic accrual basis over the term of the securities an amount of interest that is based upon the yield at which we would issue a non-contingent fixed-rate debt instrument with other terms and conditions similar to your securities, or the comparable yield. The characterization of securities as contingent payment debt instruments under these rules is likely to be adverse. If the securities had a term of one year or less, the rules for short-term debt obligations would apply rather than the rules for contingent payment debt instruments. Under Treasury regulations, a short-term debt obligation is treated as issued at a discount equal to the difference between all payments on the obligation and the obligation’s issue price. A cash method U.S. Holder that does not elect to accrue the discount in income currently should include the payments attributable to interest on the security as income upon receipt. Under these rules, any contingent payment would be taxable upon receipt by a cash basis taxpayer as ordinary interest income. You should consult your tax advisor regarding the possible tax consequences of characterization of the securities as debt instruments or contingent payment debt instruments.

It is also possible that the IRS would seek to characterize your securities as Code section 1256 contracts in the event that they are listed on a securities exchange. In such case, the securities would be marked to market at the end of the year and 40% of any gain or loss would be treated as short-term capital gain or loss, and the remaining 60% of any gain or loss would be treated as long-term capital gain or loss.

You should consult your tax advisor as to the tax consequences of such characterization and any possible alternative characterizations of your securities for U.S. federal income tax purposes. We are not responsible for any adverse consequences that you may experience as a result of any alternative characterization of the securities for U.S. federal income tax or other tax purposes.

U.S. Holders

For purposes of this discussion, the term “U.S. Holder,” for U.S. federal income tax purposes, means a beneficial owner of securities that is (1) a citizen or resident of the United States, (2) a corporation (or an entity treated as a corporation for U.S. federal income tax purposes) created or organized in or under the laws of the United States or any state thereof or the District of Columbia, (3) an estate, the income of which is subject to U.S. federal income taxation regardless of its source, or (4) a trust, if (a) a court within the United States is able to exercise primary supervision over the administration of such trust and one or more U.S. persons have the authority to control all substantial decisions of the trust or (b) such trust has in effect a valid election to be treated as a domestic trust for U.S. federal income tax purposes. If a partnership (or an entity treated as a partnership for U.S. federal income tax purposes) holds securities, the U.S. federal income tax treatment of such partnership and a partner in such partnership will generally depend upon the status of the partner and the activities of the partnership. If you are a partnership, or a partner of a partnership, holding securities, you should consult your tax advisor regarding the tax consequences to you from the partnership’s purchase, ownership and disposition of the securities.

In accordance with the agreed-upon tax treatment described above, upon receipt of the redemption amount of the securities from us (and subject to the discussion below under “Constructive Ownership Transaction Rules”), a U.S. Holder should recognize gain or loss equal to the difference between the amount of cash received from us and the U.S. Holder’s tax basis in the security. For securities with a term of more than one year, such gain or loss will be long-term capital gain or loss if the U.S. Holder has held the security for more than one year at maturity. For securities with a term of one year or less, such gain or loss will be short-term capital gain or loss.

Upon the sale or other taxable disposition of a security (and subject to the discussion below under “Constructive Ownership Transaction Rules”), a U.S. Holder generally will recognize capital gain or loss equal to the difference between the amount realized on the sale or other taxable disposition and the U.S. Holder’s tax basis in the security. For securities with a term of more than one year, such gain or loss will be long-term capital gain or loss if the U.S. Holder has held the security for more than one year at the time of disposition. For securities with a term of one year or less, such gain or loss will be short-term capital gain or loss.

Legislation Affecting Securities Held Through Foreign Accounts

Congress recently enacted the “Hiring Incentives to Restore Employment Act” (the “Act”). Under the Act, a 30% withholding tax is imposed on “withholdable payments” made to foreign financial institutions (and their more than 50% affiliates) unless the payee foreign financial institution agrees, among other things, to disclose the identity of any U.S. individual with an account at the institution (or the institution’s affiliates) and to annually report certain information about such account. “Withholdable payments” include payments of interest (including original issue discount), dividends, and other items of fixed or determinable annual or periodical gains, profits, and income (“FDAP”), in each case, from sources within the United States, as well as gross proceeds from the sale of any property of a type which can produce interest or dividends from sources within the United States. The Act also requires withholding agents making withholdable payments to certain foreign entities that do not disclose the name, address, and taxpayer identification number of any substantial U.S. owners (or to certify that they do not have any substantial United States owners) to withhold tax at a rate of 30%. We will treat payments on the securities as withholdable payments for these purposes.

Withholding under the Act would apply to all withholdable payments without regard to whether the beneficial owner of the payment is a U.S. person, or would otherwise be entitled to an exemption from the imposition of withholding tax pursuant to an applicable tax treaty with the United States or pursuant to U.S. domestic law. Unless a foreign financial institution is the beneficial owner of a payment, it would be subject to refund or credit in accordance with the same procedures and limitations applicable to other taxes withheld on FDAP payments provided that the beneficial owner of the payment furnishes such information as the IRS determines is necessary to determine whether such beneficial owner is a United States owned foreign entity and the identity of any substantial United States owners of such entity. Generally, the Act’s withholding and reporting regime is proposed to apply to payments made after December 31, 2012. Thus, if you hold your securities through a foreign financial institution or foreign corporation or trust, a portion of any of your payments made after December 31, 2012 may be subject to 30% withholding.

Constructive Ownership Transaction Rules

Under Code section 1260, all or a portion of gain arising from certain "constructive ownership transactions” may be recharacterized as ordinary income, and certain interest charges may be imposed with respect to any such recharacterized income.  These rules by their terms may apply to any gain derived from the securities.  Code section 1260 also provides that the IRS is to issue regulations that would exclude from the scope of Code section 1260 certain forward contracts that do not convey "substantially all the economic return" with respect to the applicable reference asset, which in the case of the securities would be all or a portion of the reference underlying.  However, no such regulations have been issued despite the fact that Code section 1260 was enacted in 1999, and there can be no assurance that any regulations that may be issued would apply to securities that are issued before such regulations.  Thus, although we believe that the securities should not be considered to convey substantially all the economic return with respect to the reference underlying, in the absence of regulations, there can be no assurance that the securities would not be so considered or that Code section 1260 would not otherwise apply to the securities.  You should consult with your tax advisors regarding the possible application of the constructive ownership transaction rules to the securities.

Non-U.S. Holders Generally

In the case of a holder of the securities that is not a U.S. Holder and has no connection with the United States other than holding its securities (a “Non-U.S. Holder”), payments made with respect to the securities will not be subject to U.S. withholding tax, provided that such Non-U.S. Holder complies with applicable certification requirements. Any gain realized upon the sale or other disposition of the securities by a Non-U.S. Holder will generally not be subject to U.S. federal income tax unless (i) such gain is effectively connected with a U.S. trade or business of such Non-U.S. Holder or (ii) in the case of an individual, such individual is present in the United States for 183 days or more in the taxable year of the sale or other disposition and certain other conditions are met.

Non-U.S. Holders that are subject to U.S. federal income taxation on a net income basis with respect to their investment in the securities should refer to the discussion above relating to U.S. Holders.

Legislation Affecting Substitute Dividend and Dividend Equivalent Payments

The Act treats a “dividend equivalent” payment as a dividend from sources within the United States. Under the Act, unless reduced by an applicable tax treaty with the United States, such payments generally would be subject to U.S. withholding tax. A “dividend equivalent” payment is (i) a substitute dividend payment made pursuant to a securities lending or a sale-repurchase transaction that (directly or indirectly) is contingent upon, or determined by reference to, the payment of a dividend from sources within the United States, (ii) a payment made pursuant to a “specified notional principal contract” that (directly or indirectly) is contingent upon, or determined by reference to, the payment of a dividend from sources within the United States, and (iii) any other payment determined by the IRS to be substantially similar to a payment described in the preceding clauses (i) and (ii). These changes will apply to payments made on or after the date that is 180 days after the date of enactment of the Act. In the case of payments made after the date that is 2 years after the date of the enactment of the Act, a dividend equivalent payment includes a payment made pursuant to any notional principal contract unless otherwise exempted by the IRS. Where the securities reference an interest in a fixed basket of securities or an index, such fixed basket or index will be treated as a single security. Where the securities reference an interest in a basket of securities or an index that may provide for the payment of dividends from sources within the United States, absent guidance from the IRS, it is uncertain whether the IRS would determine that payments under the securities are substantially similar to a dividend. If the IRS determines that a payment is substantially similar to a dividend, it may be subject to U.S. withholding tax, unless reduced by an applicable tax treaty.

U.S. Federal Estate Tax Treatment of Non-U.S. Holders

The securities may be subject to U.S. federal estate tax if an individual Non-U.S. Holder holds the securities at the time of his or her death. The gross estate of a Non-U.S. Holder domiciled outside the United States includes only property situated in the United States. Individual Non-U.S. Holders should consult their tax advisors regarding the U.S. federal estate tax consequences of holding the securities at death.

IRS Notice on Certain Financial Transactions

On December 7, 2007, the IRS and the Treasury Department issued Notice 2008-2, in which they stated they are considering issuing new regulations or other guidance on whether holders of an instrument such as the securities should be required to accrue income during the term of the instrument. The IRS and Treasury Department also requested taxpayer comments on (a) the appropriate method for accruing income or expense (e.g., a mark-to-market methodology or a method resembling the noncontingent bond method), (b) whether income and gain on such an instrument should be ordinary or capital, and (c) whether foreign holders should be subject to withholding tax on any deemed income accrual.

Accordingly, it is possible that regulations or other guidance may be issued that require holders of the securities to recognize income in respect of the securities prior to receipt of any payments thereunder or sale thereof. Any regulations or other guidance that may be issued could result in income and gain (either at maturity or upon sale) in respect of the securities being treated as ordinary income. It is also possible that a Non-U.S. Holder of the securities could be subject to U.S. withholding tax in respect of the securities under such regulations or other guidance. It is not possible to determine whether such regulations or other guidance will apply to your securities (possibly on a retroactive basis). You are urged to consult your tax advisor regarding Notice 2008-2 and its possible impact on you.

Information Reporting Regarding Specified Foreign Financial Assets

The Act also requires individual U.S. Holders with an interest in any “specified foreign financial asset” to file a report to the IRS with information relating to the asset and the maximum value thereof during the taxable for any year in which the aggregate value of all such assets is greater than $50,000 (or such higher dollar amount as prescribed by Treasury regulations). Specified foreign financial assets include any depository or custodial account held at a foreign financial institution; any debt or equity interest in a foreign financial institution if such interest is not regularly traded on an established securities market; and, if not held at a financial institution, (i) any stock or security issued by a non-United States person, (ii) any financial instrument or contract held for investment where the issuer or counterparty is a non-United States person, and (iii) any interest in an entity which is a non-United States person. Depending on the aggregate value of your investment in specified foreign financial assets, you may be obligated to file an annual report under this provision. The requirement to file a report is effective for taxable years beginning after March 18, 2010. Penalties apply to any failure to file a required report. Additionally, in the event a U.S. Holder does not file the information report relating to disclosure of specified foreign financial assets, the statute of limitations on the assessment and collection of U.S. federal income taxes of such U.S. Holder for the related tax year will not close before such information is filed. You should consult your own tax advisor as to the possible application to you of this information reporting requirement and related statute of limitations tolling provision.

Backup Withholding and Information Reporting

A holder of the securities (whether a U.S. Holder or a Non-U.S. Holder) may be subject to information reporting requirements and to backup withholding with respect to certain amounts paid to such holder unless it provides a correct taxpayer identification number, complies with certain certification procedures establishing that it is not a U.S. Holder or establishes proof of another applicable exemption, and otherwise complies with applicable requirements of the backup withholding rules.

Supplemental Plan of Distribution (Conflicts of Interest)

Under the terms and subject to the conditions contained in a distribution agreement dated May 7, 2007, as amended, which we refer to as the distribution agreement, we have agreed to sell the securities to CSSU.

The distribution agreement provides that CSSU is obligated to purchase all of the securities if any are purchased.

CSSU proposes to offer the securities at the offering price set forth on the cover page of this term sheet and will not receive a commission in connection with the sale of the securities. If all of the securities are not sold at the initial offering price, CSSU may change the public offering price and other selling terms.

Credit Suisse International, an affiliate of Credit Suisse, may pay referral fees to some broker dealers of up to $5.00 per $1,000 principal amount of securities in connection with the distribution of the securities.

CSSU is our affiliate. In accordance with NASD Rule 2720, CSSU may not make sales in this offering to any of its discretionary accounts without the prior written approval of the customer. A portion of the net proceeds from the sale of the securities will be used by CSSU or one of its affiliates in connection with hedging our obligations under the securities.

For further information, please refer to “Underwriting (Conflicts of Interest)” in the accompanying product supplement.

Credit Suisse